UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008

NetSuite Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100 San Mateo, California	94403-2511
(Address of principal executive offices)	(Zip Code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2008, NetSuite Inc. (the “Company”) entered into an amendment (the “Amendment”) of the commercial lease agreement (the “Original Lease”) for its corporate headquarters located in San Mateo, California. The landlord for the property is EOP-Peninsula Office Park, L.L.C. Under the terms of the Amendment, the Company will increase the rented area for its corporate headquarters by approximately 34,000 square feet. After the increase, the total area of the corporate headquarters will be approximately 93,000 square feet. The term of the lease for the additional space will commence upon delivery of the additional rented area to the Company, which is expected to occur between June 1, 2008 and September 1, 2008. The Amendment expires on August 31, 2012, which is also the last day of the term of the Original Lease. The Company has the option to renew both the Original Lease and the Amendment for one five-year term. Under the Original Lease and the Amendment, the future minimum lease payments for the Company’s corporate headquarters are as follows:

Years ended December 31,	Original lease	Amendment(1)	Total(1)
	(dollars in thousands)
2008	$1,469	$773	$2,242
2009	1,528	1,897	3,425
2010	1,563	1,973	3,536
2011	1,610	2,052	3,662
2012	1,105	1,411	2,516

Total	$7,275	$8,106	$15,381

(1)	Assumes delivery of additional space occurs on June 1, 2008. Amounts for each period may be lower if delivery occurs after that date.

In addition to the above future minimum lease payments, the Company will be responsible for its pro rata share of expenses and taxes for the building, as defined in the Original Lease and the Amendment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1	Office Lease Agreement by and between the Company and EOP-Peninsula Office Park, L.L.C. dated August 2, 2005 (incorporated by reference to Exhibit 10.12 of Registrant’s Form S-1 Registration No. 333-144257).

10.2	First Amendment to the Office Lease Agreement by and between the Company and EOP-Peninsula Office Park, L.L.C. dated April 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 25, 2008	NetSuite Inc.
(Registrant)

	By:	/S/ JAMES MCGEEVER
James McGeever Chief Financial Officer